Exhibit 99.2

Pro forma condensed combined financial information

The following unaudited pro forma condensed combined financial statements are presented to illustrate the following estimated effects on our historical financial position and results of operations: (i) the receipt of proceeds from the issuance of 7 1/2% Senior Subordinated Notes, (ii) the receipt of borrowings under the new senior credit facility, (iii) the acquisition of all issued and outstanding shares of IntraLase Corp. (“IntraLase”) common stock, (iv) the settlement of IntraLase stock options, and (v) the payment of fees and expenses related to the aforementioned (collectively, the “Transactions”). We have derived our historical consolidated financial data as of and for the three months ended March 30, 2007 from our unaudited consolidated financial statements. We have derived IntraLase’s historical consolidated financial data as of and for the three months ended March 31, 2007 from IntraLase’s unaudited consolidated financial statements.

The unaudited pro forma condensed combined statement of operations for the three months ended March 30, 2007 assumes that the Transactions took place on January 1, 2006. The unaudited pro forma condensed combined balance sheet as of March 30, 2007 assumes that the Transactions took place on such date. The information presented in the unaudited pro forma condensed combined financial statements does not purport to represent what our financial position or results of operations would have been had the Transactions occurred as of the date indicated, nor is it indicative of our future financial position or results of operations for any period. In addition, the combined companies may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the IntraLase acquisition.

The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. A final determination of fair values relating to the IntraLase acquisition may differ materially from the preliminary estimates and will include management’s final valuation of the fair value of assets acquired and liabilities assumed. The final valuation will be based on the actual net tangible assets of IntraLase that exist as of the date of the completion of the IntraLase acquisition. The final valuation may change the allocations of the purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed combined financial statements data. These adjustments are more fully described in the notes to the unaudited pro forma condensed combined financial statements.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes and assumptions and the historical consolidated financial statements and related notes contained in the annual and other reports filed by us and IntraLase with the SEC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 30, 2007

	Historical AMO	Historical IntraLase	Pro Forma Adjustments(1)		Pro Forma Combined
	(In thousands, except per share amounts)
Net sales	$251,673	$39,320	$—		$290,993
Cost of sales	94,167	16,029	—		110,196

Gross profit	157,506	23,291	—		180,797

Selling, general and administrative	109,518	16,218	7,130	(2)	132,866
Research and development	19,164	5,824	—		24,988
In-process research and development	1,580	—	—		1,580

Operating income	27,244	1,249	(7,130)		21,362
Non-operating expense (income)
Interest expense	6,164	39	14,803	(3)	21,007
Unrealized loss on derivative instruments	383	—	—		383
Other, net	1,216	(1,363)	1,366	(8)	1,219

Earnings (loss) before income taxes	19,481	2,573	(23,299)		(1,246)
Provision (benefit) for income taxes	7,372	1,029	(9,087	)(4)	(686)

Net earnings (loss)	$12,109	$1,544	$(14,212)		$(561)

Net earnings (loss) per share:
Basic	$0.20				$(0.01)
Diluted	$0.20				$(0.01)
Weighted average number of shares outstanding:
Basic	59,399				59,399
Diluted	61,044				59,399

See accompanying notes to unaudited pro forma financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

MARCH 30, 2007

	Historical AMO	Historical IntraLase	Pro Forma Adjustments(1)		Pro Forma Combined
	(In thousands)
ASSETS
Current assets
Cash and equivalents	$43,899	$43,845	$783,725	(3)	$88,241
			(820,103	)(5)
			54,000	(6)
			(17,125	)(3)
Marketable securities - current	—	42,000	(42,000	)(6)	—
Trade receivables, net	216,131	28,614	—		244,745
Inventories	127,600	18,829	—		146,429
Deferred income taxes	41,744	3,901	—		45,645
Income tax receivable	18,680	—	—		18,680
Other current assets	22,114	5,365	—		27,479

Total current assets	470,168	142,554	(41,503)		571,219
Marketable securities - noncurrent	—	12,000	(12,000	)(6)	—
Property, plant and equipment, net	135,354	15,030	—		150,384
Deferred income taxes	11,861	7,487	—		19,348
Other assets	74,168	13,855	17,125	(3)	105,148
Intangible assets, net	467,023	—	209,600	(5)	676,623
Goodwill	848,113	—	444,633	(5)	1,292,746

Total assets	$2,006,687	$190,926	$617,855		$2,815,468

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$47,679	$11,437	$—		$59,116
Accrued compensation	28,784	—	—		28,784
Other accrued expenses	106,315	14,067	9,600	(5)	129,982
Deferred income taxes	1,245	—	—		1,245

Total current liabilities	184,023	25,504	9,600		219,127
Long-term debt, net of current portion	851,105	—	783,725	(3)	1,634,830
Deferred income taxes	181,486	—	81,744	(5)	263,230
Other liabilities	51,810	4,308	—		56,118
Commitments and contingencies
Stockholders’ equity
Preferred stock	—	—	—		—
Common stock	598	297	(297	)(7)	598
Additional paid-in capital	1,421,622	189,919	(189,919	)(7)	1,421,622
Accumulated deficit	(718,411)	(28,048)	28,048	(7)	(814,511)
			(96,100	)(5)
Deferred stock-based compensation	—	(1,054)	1,054	(7)	—
Accumulated other comprehensive income	34,478	—	—		34,478
Treasury stock, at cost	(24)	—	—		(24)

Total stockholders’ equity	738,263	161,114	(257,214)		642,163

Total liabilities and stockholders’ equity	$2,006,687	$190,926	$617,855		$2,815,468

See accompanying notes to unaudited pro forma financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(1)	The unaudited pro forma condensed combined statement of operations for the three months ended March 30, 2007 assumes that the Transactions took place on January 1, 2006. The unaudited pro forma condensed combined balance sheet as of March 30, 2007 assumes that the Transactions took place on such date. See the pro forma information included on Form 8-K/A filed on April 23, 2007 for additional information related to the pro forma adjustments for the year ended December 31, 2006.
(2)	Reflects amortization of intangibles related to our preliminary estimate of the fair value of intangible assets acquired. This adjustment is preliminary and based on our management’s estimates. The amount ultimately allocated to intangible assets may differ materially from this preliminary allocation and will be based on our final valuation of the acquired intangible assets.
(3)	We incurred additional borrowings of $783.7 million to fund the cash consideration of the IntraLase acquisition and related costs, including approximately $17.1 million for related financing costs. Pro forma interest expense arising from the additional borrowings has been computed based upon an average interest rate of 7.4% and amortization of deferred financing costs of $2.2 million per annum.
(4)	Reflects the pro forma tax effect of the adjustments herein to yield an estimated combined effective tax rate of 39% for the three months ended March 30, 2007.
(5)	The purchase price includes cash consideration to IntraLase stockholders of $25.00 per each share of outstanding common stock and the individually determined cash value per share of outstanding stock options.

Cash consideration to IntraLase stockholders	$741,652
Cash payment for vested IntraLase stock options	71,451
Estimated direct transaction fees and expenses	7,000

Total purchase price	$820,103

The purchase price has been allocated based on a preliminary estimate of the fair values of assets acquired and liabilities assumed. The final valuation of net assets is expected to be completed as soon as possible, but no later than one year from the acquisition date in accordance with generally accepted accounting principles. The purchase price has been allocated based on our estimates as follows (in thousands):

Cash and marketable securities	$97,845
Inventories	18,829
Accounts receivable, net	28,614
Other current assets	9,266
Property, plant and equipment	15,030
Other non-current assets	21,342
Intangible assets	209,600	(a)
In-process research and development	96,100	(b)
Goodwill	444,633
Accounts payable	(11,437)
Other liabilities	(27,975	)(c)
Non-current deferred tax liability, primarily related to intangible assets	(81,744)

Net assets acquired	$820,103

(a)	Of the $209.6 million of acquired intangible assets, $160.8 million was assigned to developed technology rights that have a weighted-average useful life of approximately 6 years, $8.6 million was assigned to customer relationships with a useful life of 5 years and $40.2 million was assigned to the IntraLase trade name with an indefinite useful life. A history of operating margins and profitability, a strong scientific, service and manufacturing employee base and a leading presence in the laser market were among the factors that contributed to a purchase price resulting in the recognition of goodwill.
(b)	The adjustment for in-process research and development of $96.1 million is preliminary and is based on our estimate. The amount ultimately allocated to in-process research and development may differ from this preliminary allocation. This amount has been excluded from the unaudited pro forma condensed combined statement of operations as the charge is non-recurring.

The fair value of these IPR&D projects was estimated by performing a discounted cash flow analysis using the “income” approach. Net cash flows attributable to the projects were discounted to their present values at a rate commensurate with the perceived risk, which for these projects was between 14-16%. The following assumptions underlie these estimates.

•	An enhanced procedure to cut a thinner corneal flap with a faster femtosecond laser is forecast to be approved for sale in the U.S. in 2011.

•

Further development of therapeutic applications in the IntraLase Enabled Keratoplasty (IEK) is forecast to be approved for sale in the U.S. in 2007. This procedure uses the IntraLase laser for corneal transplant surgery, which involves replacing a diseased or scarred cornea with a new one.

•	Other ancillary femtosecond laser products and procedures are forecast to be approved for sale in the U.S. in 2007.

Additional research and development expenses for these procedures are expected to range from $35 million to $40 million. This range represents management’s best estimate as to the additional R&D expenses required to bring these products to market in the U.S.

In addition, solely for the purposes of estimating the fair value of the IPR&D projects, the following assumptions were made:

•

Revenue that is reasonably likely to result from the approved and unapproved potential uses of identifiable intangible assets that includes the estimated number of units to be sold, estimated selling prices, estimated market penetration and estimated market share and year-over-year growth rates over the product cycles;

•	Remaining development R&D and sustaining engineering expenses once commercialized were also estimated by management according to internal planning estimates; and

•	The cost structure was assumed to be similar to that for existing products.

The major risks and uncertainties associated with the timely and successful completion of the projects consist of the ability to confirm the safety and efficacy of the technology based on the data from clinical trials and obtaining necessary regulatory approvals. In addition, no assurance can be given that the underlying assumptions used to forecast the cash flows or the timely and successful completion of such projects will materialize, as estimated. For these reasons, among others, actual results may vary significantly from the estimated results.

(c)	Includes additional liabilities of $9.6 million to be assumed on the acquisition date.

A final determination of fair values may differ materially from the preliminary estimates and will include management’s final valuation of the fair values of assets acquired and liabilities assumed.

This final valuation will be based on the actual net tangible assets of IntraLase that exist as of the date of the completion of the IntraLase acquisition. The final valuation may change the allocations of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed combined financial statements data.

(6)	We liquidated all of the acquired marketable securities to fund a portion of the purchase price and related acquisition costs.
(7)	Represents the elimination of IntraLase’s historical equity accounts at March 30, 2007.
(8)	Represents the elimination of IntraLase’s interest income relating to the marketable securities liquidated